Exhibit 4.2

KE HOLDINGS INC.

2020 GLOBAL SHARE INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of this 2020 Global Share Incentive Plan is to promote the success and enhance the value of KE Holdings Inc., an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of the Directors, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1“Applicable Laws” means the legal requirements relating to this Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.2“Award” means any award granted in the form of Options, Restricted Share, Restricted Share Units or other types of award approved by the Board or the Committee granted to a Participant pursuant to this Plan.

2.3“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.4	“Board” means the board of directors of the Company.

2.5“Cause” means (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Grantee that defines such term for purposes of determining the effect that a “for cause” termination has on the Grantee’s Awards), based upon a finding by the Service Recipient acting in good faith and based on its reasonable belief at the time:

(a)with respect to any Grantee, such Grantee’s: (i) dishonesty or serious misconduct, whether or not in connection with his/her employment or service; willful disobedience or non-compliance with the terms of his/her employment, agency or consultancy contract with the Service Recipient or any lawful orders or instructions given by the Service Recipient or any policy of the Service Recipient, (ii) incompetence or negligence in the performance of his/her duties, (iii) in the conclusive opinion of the Board or the Committee, demonstrating a consistent behavior pattern that adversely affects his/her ability to perform his/her duties properly or assets, business, reputation or branding of any member of the Group or brings any member of the Group into dispute; (iv) breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, breach of non-solicitation and/or non-competition obligations, or unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Service Recipient; or (v) breach of any laws or regulations, whether or not in connection with his/her employment or service;

(b)where the Grantee is an Employee, also means that the Grantee has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty or (if so determined by the Board or the Committee) on any other ground on which an employer would be entitled to summarily terminate his employment at common law or pursuant to any applicable laws or under the Grantee’s employment agreement with the Service Recipient;

(c)where the Grantee is a Director or Consultant, also means breach of contract with the Service Recipient on the part of such Director or Consultant, or the Grantee appears either to be unable to pay or have no reasonable prospect to be able to pay debts, or has become insolvent, or has made any arrangement (including a voluntary arrangement) or composition with his/her creditors generally, or ceases or threatens to cease to carry on his/ her business, or is bankrupted, or has been convicted of any criminal offence involving integrity or honesty.

2.6“CEO” means the chief executive officer of the Company.

2.7“Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.8“Committee” means the duly authorised and constituted compensation committee of the Board.

2.9“Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.10“Corporate Transaction”, unless otherwise defined in an Award Agreement, means any of the following transactions, provided, however, that the Committee shall determine under (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)

an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(b)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(c)	the complete liquidation or dissolution of the Company;
(d)

any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Board or the Committee determines shall not be a Corporate Transaction; or

(e)

acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board or the Committee determines shall not be a Corporate Transaction.

2.11“Director” means a member of the Board or a member of the board of directors of any Subsidiary of the Company.

2.12“Disability”, unless otherwise defined in an Award Agreement, means that the Grantee qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the

Service Recipient to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board or the Committee in its discretion.

2.13“Effective Date” shall have the meaning set forth in Section 11.1 of this Plan.

2.14“Employee” means any person, including an officer or a Director, who is in the employment of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.15“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.16“Exercise Period” means, in respect of any Option, the period to be determined by the Board or the Committee and notified to the Grantee in the Award Agreement in accordance with Section 5.1(b) of this Plan.

2.17“Exercise Price” means the price per Share at which a Grantee may subscribe for or acquire Shares upon the exercise of an Option in accordance with Section 5.1(a) of this Plan

2.18“Expiration Date” shall have the meaning set forth in Section 11.2 of this Plan.

2.19“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange, the Nasdaq Stock Market or the Hong Kong Stock Exchange, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Committee deems reliable;

(b)If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market

Value shall be the closing sales price for such Shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c)In the absence of an established market for the Shares of the type described in (a) and (b) above, the Fair Market Value thereof shall be determined by the Board or the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such transaction, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Board or the Committee determines to be indicative of Fair Market Value.

2.20“Grant Date” means, in respect of an Award, the date on which it is granted to a  Grantee.

2.21“Grantee” means any Participant who accepts an offer in accordance with the terms of this Plan or, where the context so permits, any person entitled to any such Award in consequence of the death of the original Grantee or the legal personal representatives of such person.

2.22“Group” means the Company and its Subsidiaries from time to time.

2.23“Hong Kong Listing Date” means the date on which the Shares are first listed and from which dealings in the Shares are permitted to take place on the Main Board of the Hong Kong Stock Exchange;

2.24“Hong Kong Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

2.25“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

2.26“Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.27“Independent Director” means a Director of the Company who meets the independence standards under the applicable corporate governance rules of the stock exchange(s).

2.28“New Approval Date” has the meaning ascribed to it in Section 3.1(c) of this Plan.

2.29“Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.30“Option” means a right granted to a Grantee pursuant to Article 5 of this Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.31“Participant” means a person who, as a Director, Consultant or Employee, has been granted an Award pursuant to this Plan.

2.32“Parent” means a parent corporation under Section 424(e) of the Code.

2.33“Plan” means this 2020 Global Share Incentive Plan of the Company, as amended and/or restated from time to time.

2.34“Plan Mandate Limit” has the meaning ascribed to it in Section 3.1(a) of this Plan.

2.35“Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, or controls through contractual arrangements and consolidates the financial results according to applicable accounting standards, but which is not a Subsidiary and which the Board or the Committee designates as a Related Entity for purposes of this Plan.

2.36“Restricted Share” means a Share awarded to a Grantee pursuant to Article 6 of this Plan that is subject to certain restrictions and may be subject to risk of forfeiture.

2.37“Restricted Share Unit” means the contingent right granted to a Grantee pursuant to Article 7 of this Plan to receive a Share at a future date.

2.38“Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.39“Service Recipient” means the member of the Group to which a Grantee provides services as an Employee, a Consultant or a Director.

2.40“Share” means the Class A ordinary shares of the Company, par value US$0.00002 per share, and such other securities of the Company that may be substituted for Shares pursuant to Section 9.4 of this Plan.

2.41“Shareholder(s)” means holder(s) of Shares.

2.42“Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company, which for the purpose of this Plan, include any consolidated variable interest entities.

2.43“Substantial Shareholder” has the meaning ascribed to it in the Hong Kong Listing Rules.

2.44“Trading Date” means the closing of the first sale to the general public of the Shares pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act.

2.45“Vesting Date” means, in respect of an Award, the date to be determined by the Board or the Committee and notified to the relevant Grantee in the Award Agreement on which the Shares underlying such Award shall vest.

ARTICLE 3

SHARES SUBJECT TO THIS PLAN

3.1	Plan Mandate Limit

(a)At any time during the term of this Plan, the maximum number of aggregate number of new Shares which may be allotted and issued by the Company in respect of Awards which may be granted pursuant to this Plan shall be calculated in accordance with the following formula:

X = A – B – C

Where:

X = the maximum aggregate number of new Shares which may be allotted and issued by the Company in respect of Awards which may be granted pursuant to this Plan,

A = the Plan Mandate Limit, being 253,246,913 Shares, and for the avoidance of doubt, any Awards granted before the Effective Date shall not be counted towards the Plan Mandate Limit;

B = the maximum aggregate number of new Shares that may be allotted and issued upon the granting, vesting or exercise of the Awards already granted after the Hong Kong Listing Date pursuant to this Plan (subject to Section 3.1(b) of this Plan); and

C = the maximum aggregate number of new Shares that may be allotted and issued upon the granting, vesting or exercise of any awards already granted after the Hong Kong Listing Date pursuant to any other equity-based incentive plans of the Company.

(b)To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by a member of the Group shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Restricted Shares are forfeited by the Participant, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive share option under Section 422 of the Code.

(c)The Plan Mandate Limit may be renewed subject to prior Shareholders’ approval in accordance with Applicable Law. In any event, the total number of new Shares which may be allotted and issued in respect of Awards which may be granted pursuant to this Plan and awards which may be granted under any other equity-based incentive schemes of the Company following the date of approval of the renewed limit (the “New Approval Date”) under the limit as renewed must not exceed 10 per cent. of the Shares in issue as at the New Approval Date. Shares in respect of which Awards are granted pursuant to this Plan and awards granted under any other equity-based incentive plans of the Company (including those outstanding, lapsed or vested) prior to the New Approval Date will not be counted for the purpose of determining the maximum aggregate number of new Shares which may be allotted and issued in respect of Awards which may be granted following the New Approval Date under the limit as renewed. For the avoidance of doubt, Shares allotted and issued prior to the New Approval Date pursuant to the granting, vesting or exercise of Awards under this Plan and awards under any other equity-based incentive plans of the Company will be counted for  the purpose of determining the number of Shares in issue as at the New Approval Date.

(d)Notwithstanding the foregoing, the Company may grant Awards which may be satisfied by the Company allotting and issuing new Shares beyond the Plan Mandate Limit to Grantee if:

(i)separate Shareholders’ approval has been obtained for granting such Awards beyond the Plan Mandate Limit to Grantees specifically identified by the Company before such Shareholders’ approval is sought; and

(ii)the Company, in connection with the seeking of such separate Shareholders’ approval, has first sent a circular to Shareholders containing such information as may be required by the Hong Kong Listing Rules.

(e)If required by the Applicable Law, if the Company proposes to grant Awards during the period between one annual general meeting and the subsequent annual general meeting of the Company which may be satisfied by the Company allotting and issuing new Shares upon the granting or vesting of the Awards, the Company may at the annual general meeting of the Company (so far as permitted under Applicable Law) propose for the Shareholders to consider and, if thought fit, approve an ordinary resolution granting a mandate specifying:

(i)the maximum number of new Shares in respect of which Awards may be granted during the Applicable Period; and

(ii)that the Board has the power to allot, issue and deal with Shares in respect of which Awards are granted during the Applicable Period as and when the Awards vest.

(f)The mandate referred to in Section 3.1(e) shall remain in effect during the period from the passing of the ordinary resolution granting such mandate until the earliest of:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)the end of the period within which the Company is required by any Applicable Law or the Memorandum of Association and Articles of Association of the Company to hold the next annual general meeting of the Company; and

(iii)the variation or revocation of such mandate by an ordinary resolution of the Shareholders in a general meeting, (the “Applicable Period”)

(g)Subject to Section 4.3(b) of this Plan, the maximum number of new Shares allotted and issued and to be allotted and to be issued in respect of all Awards granted to each Grantee pursuant to this Plan (excluding any Awards lapsed in accordance with the terms of this Plan) in any 12-month period shall not (when aggregated with any new Shares to be allotted and issued to satisfy awards granted to such Grantee under any other equity-based incentive plans of the Company during this period) exceed 1% of the Shares in issue for the time being.

(h)Where any grant of Awards to be satisfied by the allotment and issuance of new Shares to a Grantee would result in the breach of the limit set out in Section 3.1(g) of this Plan, such grant of Award must be separately approved by Shareholders in general meeting with such Grantee and his close associates abstaining from voting (or associates if the Grantee is a connected person). The Company must send a circular to the Shareholders disclosing the identity of the Grantee in question, the number and terms of the Awards to be granted (and Awards previously granted to such Grantee) and such other information required under the Hong Kong Listing Rules.

3.2	No grants of Awards during non-dealing period

(a)No Award shall be granted to, nor shall any Award be capable of acceptance by, any Grantee at a time when the Grantee would or might be prohibited from dealing in the Shares by the Hong Kong Listing Rules, any other Applicable Law and/or any dealing code of the Company.

(b)The Company may not grant any Award after inside information has come to its knowledge until such time as that information has ceased to constitute inside information. In particular, the Company may not grant any Award during the period commencing one month immediately before the earlier of:

(i)the date of the meeting of the Board (as such date is first notified to the Hong Kong Stock Exchange in accordance with the Hong Kong Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Hong Kong Listing Rules); and

(ii)the deadline for the Company to publish an announcement of its results for any year or half-year under the Hong Kong Listing Rules, or quarterly or any other interim period (whether or not required under the Hong Kong Listing Rules), and ending on the date of the results announcement.

(c)Where an Award is granted to a Director or to any Grantee who, because of his office or employment in any Service Recipient, is likely to be in possession of unpublished price-sensitive information in relation to the Shares, no Grant may be made on any day on which the financial results of the Company are published and during the period of:

(i)60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

(d)Notwithstanding the foregoing, if the Company, and to the extent permitted, any third party service provider engaged to administer this Plan or any Grantee would or might be prohibited by the Hong Kong Listing Rules, any other Applicable Law, and/or any dealing code of the Company from dealing in the Shares on the date of vesting or within the period specified above, the date on which the Award shall vest or the relevant Shares under    such Award shall be allotted and issued or transferred (as the case may be) to the Grantee shall occur as soon as possible after the date when such dealing is permitted.

3.3Shares Distributed. Any Share distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, at the discretion of the Committee, any Shares distributed pursuant to an Award may be represented by American Depository Shares. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 of this Plan shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1Eligibility. Persons eligible to participate in this Plan include Employees, Consultants, and Directors, as determined by the Board or the Committee.

4.2Participation. Subject to the provisions of this Plan, the Board or the Committee may, from time to time, select from among all eligible persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

4.3Grants to Connected Persons. Any grant to a Director, CEO or Substantial Shareholder of the Company, or any of their respective associates shall be subject to the prior approval of the Independent Directors (excluding any Independent Director who is the proposed Grantee of the grant in question) and all grants to connected persons shall be subject to compliance with the requirements of the Hong Kong Listing Rules, including where necessary the prior approval of the Shareholders.

4.4Jurisdictions. In order to assure the viability of Awards granted to Grantees employed in various jurisdictions, the Board or the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Grantee resides, is employed, operates or is incorporated. Moreover, the Board or the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the Plan Mandate Limit contained in Section 3.1 of this Plan. Notwithstanding the foregoing, the Board or the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 5

OPTIONS

5.1General. The Board or the Committee is authorized to grant Options to Grantees on the following terms and conditions:

(a)Exercise Price. The exercise price per Share subject to an Option shall be determined by the Board or the Committee and set forth in the Award Agreement which may be a fixed price but in any event shall not be less than the higher of:

(i)the closing price of the Shares as stated in the daily quotation sheets issued by the Hong Kong Stock Exchange on the Grant Date or subject to the compliance with the waiver from the Hong Kong Stock Exchange in respect of the requirement under Note (1) to Rule 17.03(9) of the Hong Kong Listing Rules, the per-Share closing price of the Company’s American depositary shares on the New York Stock Exchange on the Grant Date, which must be a Business Day;

(ii)the average closing price of the Shares as stated in the daily quotation sheets issued by the Hong Kong Stock Exchange for the five Business Days immediately preceding the Grant Date, or subject to the compliance with the waiver from the Hong Kong Stock Exchange in respect of the requirement under Note (1) to Rule 17.03(9) of the Hong Kong Listing Rules, the average per-Share closing price of the Company’s American depositary shares on the New York Stock Exchange for the five trading days on the New York Stock Exchange immediately preceding the Grant Date; and

(iii)the nominal value of the Shares, provided that for the purpose of determining the Exercise Price where the Shares have been listed on the Hong Kong Stock Exchange for less than five Business Days, the issue price of the Shares in the Global Offering shall be used as the closing price of the Shares for any Business Day falling within the period before the listing of the Shares on the Hong Kong Stock Exchange.

(b)Time and Conditions of Exercise. The Board or the Committee shall determine the Exercise Period at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under this Plan shall not exceed ten years, except as provided in Section 12.1 of this Plan. The Board or the Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)Payment. The Board or the Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, (ii) to the extent permissible under the Applicable Laws, cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Board or the Committee, (iv) Shares held for such period of time as may be required by the Board or the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof, (v) after the Trading Date the delivery of a notice that the Grantee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Board or the Committee with a Fair Market Value equal to the Exercise Price, or (vii) any combination of the foregoing. Notwithstanding any other provision of this Plan to the contrary, no Grantee who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d)Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Grantee. The Award Agreement shall include such additional provisions as may be specified by the Board or the Committee.

(e)Effects of Termination of Employment or Service on Options. Termination of employment or service shall have the following effects on Options granted to the Grantees:

(i)Dismissal for Cause. Unless otherwise provided in the Award Agreement or with prior written approval from the Board or the Committee, if a Grantee’s employment by or service to the Service Recipient is terminated by the Service Recipient for Cause, the Grantee’s Options will lapse upon such termination, whether or not the Option is then vested and/or exercisable;

(ii)Death or Disability. Unless otherwise provided in the Award Agreement, if a Grantee’s employment by or service to the Service Recipient terminates as a result of the Grantee’s death or Disability:

(a)the Grantee (or his or her legal representative or beneficiary, in the case of the Grantee’s Disability or death, respectively), will have until the date that is 12 months after the Grantee’s termination of employment or service to exercise the Grantee’s Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Grantee’s termination of employment or service on account of death or Disability;

(b)the Options, to the extent not vested on the date of the Grantee’s termination of employment or service, shall lapse upon the Grantee’s termination of employment or service on account of death or Disability; and

(c)the Options, to the extent exercisable for the 12-month period following the Grantee’s termination of employment or service and not exercised during such period, shall lapse at the close of business on the last business day of the 12-month period.

(iii)Other Terminations of Employment or Service. Unless otherwise provided in the Award Agreement, if a Grantee’s employment by or service to the Service Recipient terminates for any reason other than a termination by the Service Recipient for Cause or because of the Grantee’s death or Disability:

a.the Grantee will have until the date that is 90 days after the Grantee’s termination of employment or service to exercise his or her Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Grantee’s termination of employment or service;

b.the Options, to the extent not vested on the date of the Grantee’s termination of employment or service, shall lapse upon the Grantee’s termination of employment or service; and

c.the Options, to the extent exercisable for the 90-day period following the Grantee’s termination of employment or service and not exercised during such period, shall lapse at the close of business on the last business day of the 90-day period.

5.2Grants to Connected Persons

(a)Where any grant of Options made to a Substantial Shareholder or an Independent Director, or any of their respective associates, would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including any Options exercised, cancelled and outstanding) to such person pursuant to this Plan and any other equity-based incentive plans of the Company in the 12 month period up to and including the Grant Date:

(i)representing in aggregate over 0.1 per cent. of the Shares in issue on the Grant Date; and

(ii)having an aggregate value, based on the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the Grant Date, in excess of HK$5 million, such further grant of Award shall be subject to prior approval by the Shareholders in general meeting by way of poll and all connected persons of the Company shall abstain from voting in favour of the resolution relating to the grant of such Awards at such general meeting.

(b)Any change in the terms of an Option granted to any Independent Director or Substantial Shareholder of the Company, or any of their respective associates, shall be subject to the prior approval of the Shareholders in general meeting by way of poll and all connected persons of the Company shall abstain from voting in favour of the resolution relating to the change in the terms of such Awards at such general meeting. The Company shall send a circular to the Shareholders in accordance with the requirements of the Hong Kong Listing Rules.

5.3Incentive Share Options. Incentive Share Options may be granted to Employees of any Service Recipient. Incentive Share Options may not be granted to employees of a Related Entity or to Independent Directors or Consultants. The terms of any Incentive Share Options granted pursuant to this Plan, in addition to the requirements of Section 5.1 and Section 5.2 of this Plan, must comply with the following additional provisions of this Section 5.3:

(a)Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Grantee in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Grantee in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(b)Exercise Price. The exercise price of an Incentive Share Option shall be equal to the Fair Market Value on the Grant Date. However, the exercise price of any Incentive Share Option granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company may not be less than 110% of Fair Market Value on the Grant Date and such Option may not be exercisable for more than five years from the date of grant. For avoidance of doubt, The exercise price of an Incentive  Share Option shall also subject to Section 5.1(a) of this plan.

(c)Transfer Restriction. The Grantee shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the Grant Date of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Grantee.

(d)Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(e)Right to Exercise. During a Grantee’s lifetime, an Incentive Share Option may be exercised only by the Grantee.

ARTICLE 6

RESTRICTED SHARES

6.1Grant of Restricted Shares. The Board or the Committee, at any time and from time to time, may grant Restricted Shares to Grantees as the Board or the Committee, in its sole discretion, shall determine. The Board or the Committee, in its sole discretion, shall determine the number of Restricted Shares to be granted to each Grantee.

6.2Restricted Shares Award Agreement. Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the period of restriction, the number of Restricted Shares granted, and such other terms and conditions as the Board or the Committee, in its sole discretion, shall determine. Unless the Board or the Committee determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

6.3Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Board or the Committee may impose (including, without limitation, limitations on the right to vote in respect of the Restricted Shares or the right to receive dividends paid on the Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Board or the Committee determines at the time of the grant of the Award or thereafter.

6.4Lapse. Except as otherwise determined by the Board or the Committee at the time of the grant of the Award or thereafter and subject to compliance with Applicable Law, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited and the relevant Award of Restricted Shares shall lapse in accordance with the Award Agreement; provided, however, the Board or the Committee may provide in any Restricted Share Award Agreement that restrictions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from reasons other than for Cause.

6.5Certificates for Restricted Shares. Restricted Shares granted pursuant to this Plan may be evidenced in such manner as the Board or the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Grantee, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.6Removal of Restrictions. Except as otherwise provided in this Article 6, Restricted Shares granted under this Plan shall be released from escrow as soon as practicable after the last day of the period of restriction. The Board or the Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Grantee shall be entitled to have any legend or legends under Section 6.5 of this Plan removed from his or her Share certificate, and the Shares shall be freely transferable by the Grantee, subject to applicable legal restrictions. The Board or the Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

ARTICLE 7

RESTRICTED SHARE UNITS

7.1Grant of Restricted Share Units. The Board or the Committee, at any time and from time to time, may grant Restricted Share Units to Grantees as the Board or the Committee, in its sole discretion, shall determine. The Board or the Committee, in its sole discretion, shall determine the number of Restricted Share Units to be granted to each Grantee.

7.2Restricted Share Units Award Agreement. Each Award of Restricted Share Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Board or the Committee, in its sole discretion, shall determine.

7.3Form and Timing of Payment of Restricted Share Units. At the time of grant, the Board or the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested. Upon vesting, the Board or the Committee, in its sole discretion, may pay Restricted Share Units in the form of cash, Shares or a combination thereof.

7.4Lapse. Except as otherwise determined by the Board or the Committee at the time of the grant of the Award or thereafter and subject to compliance with Applicable Law, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall lapse in accordance with the Award Agreement; provided, however, the Board or the Committee may (a) provide in any Restricted Share Unit Award Agreement that restrictions conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions conditions relating to Restricted Share Units.

ARTICLE 8

PROVISIONS APPLICABLE TO AWARDS

8.1Award Agreement. Awards under this Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Grantee’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

The Award Agreement shall specify the terms on which the Award is to be granted, including:

(i)the type of Award to be granted, whether Options, Restricted Shares, Restricted Share Units, other types of awards or a combination of any of these;

(ii)	the number of Shares underlying the Award;

(iii)the Grant Date; the Vesting Date and for Awards of Restricted Shares, the period of restriction;

(iv)any performance conditions or other conditions that must be satisfied in order for the Award to vest in whole or in part (if any);

(v)in the case of an Option, the Exercise Price and Exercise Period; and

(vi)any other terms which the Board or the Committee has determined shall apply to the Award.

8.2No Transferability; Limited Exception to Transfer Restrictions

8.2.1Limits on Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 8.2, by applicable law and by the Award Agreement, as the same may be amended:

(a)all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

(b)	Awards will be exercised only by the Grantee; and

(c)amounts payable or Shares which may be allotted and issued pursuant to an Award will be delivered only to (or for the account of), and, in the case of Shares, registered in the name of, the Grantee.

In addition, the Shares shall be subject to the restrictions set forth in the applicable Award Agreement.

8.2.2Further Exceptions to Limits on Transfer. Subject to compliance with Applicable Law, the exercise and transfer restrictions in Section 8.2.1 will not apply to:

(a)the designation of a beneficiary to receive benefits if the Grantee dies or, if the Grantee has died, transfers to or exercises by the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; or

(b)if the Grantee has suffered a disability, permitted transfers or exercises on behalf of the Grantee by the Grantee’s duly authorized legal representative; or

(c)subject to the Hong Kong Listing Rules, the transfer to a vehicle (such as a trust or a private company) for the benefit of the Grantee and any family members of such Grantee that would continue to meet the purpose of this Plan.

Notwithstanding anything else in this Section 8.2.2 of this Plan to the contrary, but subject to compliance with all Applicable Laws, Incentive Share Options, Restricted Shares and Restricted Share Units will be subject to any and all transfer restrictions under the Code applicable to such Awards or necessary to maintain the intended tax consequences of such Awards.

8.3Beneficiaries. Notwithstanding Section 8.2 of this Plan, a Grantee may, in the manner determined by the Board or the Committee, designate a beneficiary to exercise the rights of the Grantee and to receive any distribution with respect to any Award upon the Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to this Plan is subject to all terms and conditions of this Plan and any Award Agreement applicable to the Grantee, except to the extent this Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Board or the Committee. If the Grantee is married and resides in a community property state and there is a designation of a person other than the Grantee’s spouse as his or her beneficiary with respect to more than 50% of the Grantee’s interest in the Award, the designation of such portion of the Grantee’s interest exceeding 50% shall not be effective without the prior written consent of the Grantee’s spouse, while the designation of such portion of the Grantee’s interest of up to 50% shall remain effective. If no beneficiary has been designated or survives the Grantee, payment shall be made to the person entitled thereto pursuant to the Grantee’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Grantee at any time provided the change or revocation is filed with the Board or the Committee.

8.4Performance Objectives and Other Terms. The Board or the Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of the Awards that will be granted or paid out to the Grantees.

8.5Cancellation. The Board or the Committee may at any time cancel Awards previously granted but which have not yet vested (or in the case of Options, which have not yet been exercised by a Grantee). Where the Board or the Committee cancels Awards and offers new Awards to the same Grantee, the offer of such new Awards may only be made with available Awards to the extent not yet granted within the limits prescribed by Section 3.1(a).

8.6Malus and clawback.

(a)If circumstances occur which, in the reasonable opinion of the Board or the Committee, justify a reduction in one or more Awards, the Board or the Committee may in its discretion at any time before the Award vests or is exercised determine that the number of Shares in respect of which an Award is granted shall be reduced to such number (including to nil) and/or to reduce any future Awards or not grant any future Awards, in any case as the Board or the Committee considers appropriate in the circumstances.

(b)If circumstances occur which, in the reasonable opinion of the Board or the Committee, justify a reduction in respect of one or more Awards that have already vested or been exercised then the Board or the Committee may in its discretion determine (acting fairly and reasonably) that the Grantee should repay to the Company (whether by re-transfer of Shares (or withholding the transfer of Shares where such transfer has not occurred), payment of cash proceeds or deductions from or set offs against any amounts owed to the Grantee by any member of the Group) an amount equal to the benefit, calculated on an after-tax basis, received or to be received by the Grantee from such exercise, provided that the Board or the Committee may, at its discretion, determine that a lesser amount should be repaid. Each Grantee shall be deemed to undertake, as a condition of participation in this Plan, to re-transfer Shares or pay cash in order to comply with this rule and to expressly authorise deductions from or set offs against any amounts owed to the Grantee by any member of the Group.

8.7Share Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to this Plan are subject to any stop-transfer orders and other restrictions as the Board or the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Board or the Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Grantee make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Board or the Committee shall have the right to require any Grantee to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Board or the Committee.

8.8Paperless Administration. Subject to Applicable Laws, the Board or the Committee may make Awards and provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

8.9Foreign Currency. A Grantee may be required to provide evidence that any currency used to pay the Exercise Price of any Option was acquired and taken out of the jurisdiction in which the Grantee resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the Exercise Price for an Option is paid in Chinese Renminbi or other foreign currency, as permitted by the Board or the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Board or the Committee on the date of exercise.

ARTICLE 9

CHANGES IN CAPITAL STRUCTURE

9.1	Adjustments.

(a)In the event of an alteration in the capital structure of the Company by way of a capitalisation of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of shares or reduction of the share capital of the Company in accordance with the Hong Kong Listing Rules and/or other Applicable Law (other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which any member of the Group is a party or in connection with any share option, restricted share or other equity-based incentive schemes of the Company) whilst any Award remains unvested or has vested but has not yet been exercised and/or satisfied (as may be applicable), such corresponding adjustments (if any) shall be made to:

(i)	the Plan Mandate Limit;

(ii)the number and/or nominal value of Shares underlying any Restricted Shares or Restricted Share Units or part thereof which has not yet vested and/or been satisfied; and/or

(iii)the number and/or nominal value of underlying Shares and the Exercise Price of any Option which has not yet vested or has vested but not yet been exercised and/or satisfied, or any combination thereof, provided that:

(A)any such adjustments give a Grantee the same proportion of the share capital of the Company as that to which that Grantee was previously entitled; and

(B)notwithstanding Section 9.1 of this Plan, any adjustments as a result of an issue of securities with a price-dilutive element, such as a rights issue, open offer or capitalisation issue, should be based on a scrip factor similar to the one used in accounting standards in adjusting the earnings per share figures.

9.2No adjustments shall be made to the extent that a Share would be issued at less than its nominal value. In respect of any such adjustments, the auditors or an independent financial adviser to the Company (as the case may be) must confirm to the Board or the Committee in writing that the adjustments are in their opinion fair and reasonable.

9.3The Company shall engage the auditors or an independent financial adviser to the Company to certify in writing, either generally or as regards any particular Grantee, that the adjustments made by the Company under Section 9.1 satisfy the requirements set out in Section 9.1(a)(iii)(A) and 9.1(a)(iii)(B) above. The capacity of the auditors or the independent financial adviser to the Company (as the case may be) in this Section 9.1 is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees. The costs of the auditors or the independent financial adviser (as the case may be) shall be borne by the Company.

9.4Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Grantee, if the Board or the Committee anticipates the occurrence, or upon the occurrence, of a Corporate Transaction, the Board or the Committee may, in its sole discretion, provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Grantee the right to exercise the vested portion of such Awards during a period of time as the Board or the Committee shall determine, or (ii) the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award (and, for the avoidance of doubt, if as of such date the Board or the Committee determines in good faith that no amount would have been attained upon the exercise of such Award, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Board or the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of such Award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date as determined by the Board or the Committee when such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

9.5Outstanding Awards – Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 9, the Board or the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per Share grant of each Award or Exercise

Price of each Option as the Board or the Committee may consider appropriate to prevent dilution or enlargement of rights.

9.6No Other Rights. Except as expressly provided in this Plan, no Grantee shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this Plan or pursuant to action of the Board or the Committee under this Plan, and no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant of any Award or Exercise Price of any Option.

ARTICLE 10

ADMINISTRATION

10.1Board and Committee. The Plan shall be administered by the Board or the Committee to whom the Board shall delegate the authority to grant or amend Awards to Participants other than any of the Board members, Independent Directors and executive officers of the Company. Reference to the Committee shall refer to the Board in absence of the Committee. Notwithstanding the foregoing, the full Board, acting by majority of its members in office, shall conduct the general administration of the Plan if required by Applicable Laws, and with respect to Awards granted to the Board members, Independent Directors and executive officers of the Company and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board.

10.2Action by the Board or the Committee. A majority of the Board or the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing all members of the Board in lieu of a meeting, shall be deemed the acts of the Board or the Committee. Each member of the Board or the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a member of the Group, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of this Plan.

10.3Authority of the Committee. Subject to any specific designation in this Plan, the Committee has the exclusive power, authority and discretion to:

(a)	designate Grantees to receive Awards;

(b)	determine the type or types of Awards to be granted to each Grantee;

(c)determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)designate an administrator to administer the Awards to Grantees other than Board members, independent directors or executive officers of the Company, including designating Grantees to receive Awards, determining the type or types of Awards to be granted to each Grantee, and determining the number of Awards to be granted and the number of Shares to which an Award will relate;

(e)determine the terms and conditions of any Award granted pursuant to this Plan, including, but not limited to, the Exercise Price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(f)determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, surrendered or lapsed;

(g)prescribe the form of each Award Agreement, which need not be identical for each Grantee;

(h)	decide all other matters that must be determined in connection with an Award;

(i)establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;

(j)interpret the terms of, and any matter arising pursuant to, this Plan or any Award Agreement;

(k)	amend terms and conditions of Award Agreements; and

(l)make all other decisions and determinations that may be required pursuant to this Plan or as the Committee deems necessary or advisable to administer this Plan, including design and adopt from time to time new types of Awards that are in compliance with Applicable Laws.

10.4Decisions Binding. The Board or the Committee’s interpretation of this Plan, any Awards granted pursuant to this Plan, any Award Agreement and all decisions and determinations by the Board or the Committee with respect to this Plan are final, binding, and conclusive on all parties.

ARTICLE 11

EFFECTIVE AND EXPIRATION DATE

11.1Effective Date. This Plan shall become effective as of the date of the Hong Kong Listing Date or as otherwise specified by the Board when approving this Plan (the “Effective Date”).

11.2Expiration Date. This Plan will expire on, and no Award may be granted pursuant to this Plan after, the tenth anniversary of the Effective Date (the “Expiration Date”). Any Awards that have been granted and are outstanding as of the Expiration Date shall remain in force according to the terms of this Plan and the applicable Award Agreement.

ARTICLE 12

AMENDMENT, MODIFICATION, AND TERMINATION

12.1	Amendment, Modification, and Termination.

(a)Subject to the provisions of this Plan, the Board may at any time by resolution alter this Plan in any way:

(i)	to the extent necessary or desirable, in the opinion of the Board; or

(ii)to cause this Plan to comply with, or take into account, any updates or amendments to Applicable Law, without the prior consent of the Grantees.

(b)	Any alterations to:

(i)the terms and conditions of this Plan which are of a material nature (except where the alterations take effect automatically under the existing terms of this Plan); or

(ii)the provisions relating to the matters set out in Rule 17.03 of the Hong Kong Listing Rules (or the equivalent rule if the Hong Kong Listing Rules are amended or supplemented) to the advantage of Grantees must be approved by the Shareholders in general meeting. The Board’s determination as to whether any proposed alteration to the terms and conditions of this Plan is material shall be conclusive.

(c)Any change to the authority of the Board or administrator in relation to any  alteration to the terms of this Plan must be approved by Shareholders in general meeting.

(d)	This Plan so altered must comply with Chapter 17 of the Hong Kong Listing Rules.

(e)The Board may at any time terminate this Plan and in such event, no further Awards may be granted but in all other respects the terms of this Plan shall remain in full force and effect in respect of Awards which are granted during the term of this Plan and which remain unvested immediately prior to the termination of this Plan.

12.2Awards Previously Granted. Except with respect to amendments made pursuant to Section 12.1 of this Plan, no termination, amendment, or modification of this Plan shall adversely affect in any material way any Award previously granted pursuant to this Plan without the prior written consent of the Grantee.

ARTICLE 13

GENERAL PROVISIONS

13.1No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

13.2No Shareholders Rights. No Award gives the Grantee any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

13.3Pari Passu. Shares to be allotted and issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue expect for any rights attaching to Shares by reference to a record date before the date of issue.

13.4Taxes. No Shares shall be delivered under this Plan to any Grantee until such Grantee has made arrangements acceptable to the Board or the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. Any member of the Group shall have the authority and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Grantee’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Grantee arising as a result of this Plan. The Board may in its discretion and in satisfaction of the foregoing requirement allow a Grantee to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of this Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy any income and payroll tax liabilities applicable to the Grantee with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Board, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

13.5No Right to Employment or Services. Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Grantee’s employment or services at any time, nor confer upon any Grantee any right to continue in the employment or services of any Service Recipient.

13.6Unfunded Status of Awards. This Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give the Grantee any rights that are greater than those of a general creditor of the relevant member of the Group.

13.7Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to this Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.8Relationship to Other Benefits. No payment pursuant to this Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any member of the Group except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.9	Expenses. The expenses of administering this Plan shall be borne by the Group.

13.10Titles and Headings. The titles and headings of the Sections in this Plan are for convenience of reference only and, in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

13.11Fractional Shares. No fractional Shares shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

13.12Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to this Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to this Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

13.13Governing Law. This Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

13.14Section 409A. To the extent that the Board or the Committee determines that any Award granted under this Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, this Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board or the Committee may adopt such amendments to this Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board or the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

13.15Appendices. Subject to Section 12.1 of this Plan, the Committee may approve such supplements, amendments or appendices to this Plan as it may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of this Plan; provided, however, that no such supplements shall increase the Plan Mandate Limit contained in Section 3.1 of this Plan without the approval of the Board.